                                                                    EXHIBIT 3.49
                          CERTIFICATE OF INCORPORATION

                                       OF

                                  NALTECH, INC.

1.   The name of the corporation is NalTech, Inc..

2.   The address of its registered office in the State of Delaware is
     Corporation Trust Center, 1209 Orange Street, in the City of Wilmington,
     County of New Castle. The name of its registered agent at such address is
     The Corporation Trust Company.

3.   The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.   The total number of shares of stock which the corporation shall have authority to issue is 1,000 and the par value of each of such shares is
     $0.01 per share.

5.   The name and mailing address of the incorporator is as follows:

           Suzzanne J. Gioimo, Nalco Chemical Company
           One Nalco Center, Naperville, Illinois 60563-1198

6.   The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

           W. E. Parry, Nalco Chemical Company,
           One Nalco Center, Naperville, Illinois 60563-1198

           W. S. Weeber, Nalco Chemical Company,
           One Nalco Center, Naperville, Illinois 60563-1198

           J. F. Lambe, Nalco Chemical Company
           One Nalco Center, Naperville, Illinois 60563-1198

7.   The corporation is to have perpetual existence.

8.   No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware
     General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

9.   In furthermore and not in limitation of the power conferred by statute, the
     Board of Directors is hereby authorized to adopt, amend or repeal the by-laws of the Corporation.

10.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of
Delaware, do make this Certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this day of May 20, 1996.

 /s Suzzanne J. Gioimo
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